Exhibit 99.2

Limelight Networks Announces Pricing of Public Offering

TEMPE, Ariz.—(November 30, 2017)— Limelight Networks, Inc. (NASDAQ: LLNW), a global leader in digital content delivery, announced today the pricing of a public offering of 15,000,000 shares of its common stock by certain selling stockholders affiliated with The Goldman Sachs Group Inc. at a price to the public of $4.60 per share. Limelight Networks will not receive any proceeds from the offering. The offering is expected to close on December 5, 2017, subject to customary closing conditions.

B. Riley FBR, Inc. acted as sole book-running manager for the offering.

The offering will be made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained, when available, from B. Riley FBR, Inc., Attention: Prospectus Department, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025, telephone: 310-689-2220.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Limelight

Limelight Networks, Inc., (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s Limelight Orchestrate Platform includes a global infrastructure with a fully-integrated suite of capabilities and services to help you address all your content delivery needs. The Orchestrate Platform solves your most important content delivery challenges so you can deliver the next great digital experience anywhere. For more information, visit www.limelight.com, and follow us on Twitter, Facebook and LinkedIn.

Limelight Networks, Inc.

Sajid Malhotra, 602-850-5000

Chief Financial Officer

ir@llnw.com